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                                Exhibit No. 3.1
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                                PROMISSORY NOTE
                                ---------------


  $ ______________  Roanoke, Virginia      Date: __________, 199__


     FOR VALUE RECEIVED, Genesis Financial Group, Inc., a Virginia corporation, promises to pay, without offset, to the order of ___________________________________________ ("Payee") the principal sum of
____________ Dollars ($___________________) together with interest on the unpaid balance from time to time remaining at the annual rate of eighteen percent (18%). Principal and interest shall be due and payable in equal monthly installments, commencing ____________, 199__ and on the first day of each month thereafter until _______________, _____, when the entire aggregate principal amount and accrued but unpaid interest shall be due and payable.

     Interest shall accrue on a 30/360 day basis. Each payment shall be applied first to interest then accrued, and the balance shall be credited to principal.

     Principal and interest are payable at such place as the holder hereof may designate in writing.

     If any payment herein provided for is not made within ten (10) days of the date when due, then before having recourse with respect to such nonpayment, the holder hereof shall give notice to the maker hereof of such nonpayment, and if the delinquent payment specified in such notice is not made within thirty (30) days of the effective date of such notice then the entire, unpaid principal sum evidenced by this note and all accrued, but unpaid interest shall at the option of the holder become immediately due and payable. No failure of the holder to exercise the right of accelerating the maturity of this indebtedness and no indulgence or forbearance granted from time to time shall be construed as a waiver of such right of acceleration or estop the holder from exercising such right at any time.

     Any notice required or desired to be given hereunder shall be in writing and shall be delivered by hand, or by U. S. certified mail and shall be properly addressed with sufficient postage delivery charge prepaid as follows:

               If to maker:                Genesis Financial Group, Inc.
                                           c/o Jeffrey W. Akers
                                           4206 Williamson Road
                                           Roanoke, Virginia  24012

               If to holder:               ________________________________

                                           ________________________________

                                           ________________________________

Any such notice shall be effective when actually received by the party to whom addressed. Either party may change its effective
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address by notice to that effect to the other party.

Notwithstanding any other provision of this note to the contrary, the holder hereof or his assignee or transferee or any other person from time to time entitled to receive payment hereunder, as the case may be, shall look solely to the assets of the maker of this note, both real and personal, in satisfaction of each and every obligation hereunder; in no event shall the officers or directors of maker have personal liability with respect to this obligation or any other obligation of maker.

     The maker and endorsers, guarantors and others from time to time obligated hereunder hereby severally waive and renounce the benefit of homestead and all other exemption rights as against this indebtedness or any renewal or extension hereof; and further waive demand, protest, notice of protest, presentment for payment, notice of dishonor and all defenses on the ground of extension of time for payment hereof.

     The maker hereof reserves the right to prepay the indebtedness evidenced hereby, in whole or in part, at any time or from time to time without penalty.

     Notwithstanding anything herein to the contrary, this Note shall be subject to the terms and conditions set forth in that certain Indenture issued to the Payee hereof to which Indenture reference is hereby made for a more detailed explanation of the additional obligations and responsibilities of the maker hereof and the additional rights of the holder.

     This note shall be governed and construed in all respects and enforced according to the laws of the Commonwealth of Virginia.

     IN WITNESS WHEREOF, the undersigned has caused this note to be executed as of the day and year first above set forth.

                                        Genesis Financial Group, Inc.,
                                        a Virginia Corporation

                                        By: ________________________________

                                        Its: _______________________________